Exhibit 99.1

News Release General Inquiries: 877 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
877 847.0009

Constellation Energy Partners

Reports First Quarter 2009 Results

HOUSTON—(BUSINESS WIRE)—May 8, 2009—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported first quarter 2009 results.

The company produced 4,364 MMcfe for the first quarter 2009, resulting in Adjusted EBITDA of $17.3 million and Distributable Cash Flow of $7.1 million. Net income on a GAAP basis for the first quarter 2009 was $18.9 million.

During the first quarter, the company completed 30 net wells, 16 net recompletions and one developmental dry hole. An additional 29 net wells and recompletions were in progress at the end of the quarter. The company spent $16.6 million in capital during the first quarter 2009.

For the quarter, the company spent $15.1 million in operating expenses, which includes lease operating expenses, production taxes and general and administrative expenses.

“We’re pleased with the results of our first quarter operations and with the pattern of predictable performance we continue to see from our assets,” said Stephen R. Brunner, president and chief executive officer of Constellation Energy Partners. “Average daily net production for the first quarter was 48.5 MMcfe and operating expenses came in at $3.46 per Mcfe. These results are consistent with our experience for the last three quarters of 2008 and are in line with our forecast for 2009.”

Outstanding debt under the company’s credit facilities totaled $220.0 million at the end of the first quarter 2009. The company’s current borrowing base is $265.0 million. The company anticipates that the semiannual review of its borrowing base will be complete in the second quarter 2009.

Financial Outlook for 2009

“Our first quarter results were achieved during a period in which we saw very little change in our operating environment” said Brunner. “While we made considerable progress toward executing our 2009 business plan in the first quarter, we’re mindful of the fact that current commodity price levels, distress in the financial markets, and the continuing economic recession will present many challenges this year. That said, we have a flexible business plan and the right team in place to manage these challenges and add value over the long term.”

The company’s 2009 business plan and forecast, announced in December 2008, calls for total capital spending between $28.0 million and $33.0 million. “Given continuing weakness in commodity prices and uncertainties related to borrowing base redeterminations, we will likely spend less than the amount forecast for the entire year,” said Brunner.

The company forecasts that it will complete 70 to 75 wells and recompletions, primarily in the Cherokee Basin. Net production between 17.0 and 18.5 Bcfe is forecast for 2009, with results for the full year dependent on the company’s level of capital spending.

Operating expenses are expected to range between $57.5 million to $63.5 million. Brunner noted that first quarter results indicate that the company will likely end the year at the high end of this range.

The company reiterated that it has approximately 13.5 Bcfe of its estimated net production for 2009 hedged, including 9.7 Bcfe of its Mid-Continent production hedged at a weighted average price of $7.54 and 3.8 Bcfe of its additional production at a weighted average price of $8.52. The remainder of the company’s production for 2009 is subject to market conditions and pricing. During the first quarter 2009, the company discontinued hedge accounting on all existing commodity derivatives and now accounts for derivatives using the mark-to-market accounting method. As a result, the company will recognize all future changes in the fair value of its derivatives as gains and losses in earnings.

Distribution Outlook

Management previously announced that a cash distribution of $0.13 per outstanding common unit (or Class B) and Class A unit will be paid on May 15, 2009 to unitholders of record on May 8, 2009. Management will continue to evaluate distribution levels on a quarterly basis taking into consideration liquidity, portfolio performance and market outlook. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, May 8, 2009 to report first quarter 2009 results.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 889-1048 shortly before 8:30 a.m. (CDT). The international phone number is (773) 756-0202. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (888) 568-0334 or (402) 530-7881 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its first quarter 2009 Form 10-Q on or about May 8, 2009.

Non-GAAP Measures

We present Adjusted EBITDA and Distributable Cash Flow in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; long-term incentive plan expense; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives. Distributable Cash Flow is defined as Adjusted

EBITDA less maintenance capital expenditures and cash interest expense. Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

Adjusted EBITDA and Distributable Cash Flow are used by management to indicate (prior to the establishment of any cash reserves by our Board of Managers) the cash distributions we expect to pay our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We also provide our earnings forecast in terms of Adjusted EBITDA. We are unable to reconcile our forecast to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives and equity investments or asset impairments, due to the difficulty of doing so.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended March 31,
	2009		2008
Net Production:
Total production (MMcfe)	4,364		4,043
Average daily production (Mcfe/day)	48,489		44,429

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.34	(a)	$7.49	(a)
Net realized price, excluding hedges	$3.96	(b)	$7.62	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales.
(b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	30		29
Net Recompletions	16		11
Developmental Dry Holes	1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Oil and gas sales	$32,862	$31,425
Gain/(Loss) from mark-to-market activities	19,331	(2,956)

Total Revenues	$52,193	$28,469

Operating expenses:
Lease operating expenses	8,785	9,064
Cost of sales	832	1,148
Production taxes	970	1,665
General and administrative	5,336	3,335
(Gain)/Loss on sale of equipment	17	(211)
Depreciation, depletion and amortization	14,434	9,533
Accretion expense	102	101

Total operating expenses	30,476	24,635

Other expenses:
Interest (income) expense, net	2,841	2,319
Other (income) expense	(57)	14

Total expenses	33,260	26,968

Net income (loss)	$18,933	$1,501

Adjusted EBITDA	$17,331	$17,511

EPS - Basic	$0.85	$0.07
EPS - Basic Units Outstanding	22,386,063	22,362,357

EPS - Diluted	$0.85	$0.07
EPS - Diluted Units Outstanding	22,386,063	22,362,357

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	March 31, 2009	Dec. 31, 2008
	($ in thousands)
Current assets	$70,549	$52,231
Natural gas properties, net of accumulated depreciation, depletion and amortization	663,558	662,519
Other assets	56,532	44,099

Total assets	$790,639	$758,849

Current liabilities	$19,853	$19,506
Debt	220,000	212,500
Other long-term liabilities	6,895	6,754

Total liabilities	246,748	238,760

Class D Interests	6,667	6,667

Common members’ equity	479,384	463,295
Accumulated other comprehensive income	57,840	50,127

Total members’ equity	537,224	513,422

Total liabilities and members’ equity	$790,639	$758,849

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash:
Net income	$18,933	$1,501
Add:
Interest expense/(income), net	2,841	2,319
Depreciation, depletion and amortization	14,434	9,533
Accretion of asset retirement obligation	102	101
(Gain)/Loss on sale of asset	17	(211)
Loss from mark-to-market activities	(19,331)	2,956
Long-term incentive plan	68	98
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	267	1,214

Adjusted EBITDA (1)	$17,331	$17,511

Maintenance capital (2)	7,625	6,750
Drilling fund	—	(1,500)
Interest expense (cash)	2,564	3,500

Distributable Cash	$7,142	$8,761

	Three Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2008
	($ in thousands)	($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash:
Net income	$(12,382)	$7,268
Add:
Interest expense/(income), net	3,221	11,817
Depreciation, depletion and amortization	45,579	77,919
Accretion of asset retirement obligation	104	411
(Gain)/Loss on sale of asset	(5)	(301)
Loss from mark-to-market activities	(17,389)	(21,376)
Long-term incentive plan	49	322
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(1,162)	(1,189)

Adjusted EBITDA (1)	$18,015	$74,871

Maintenance capital (2)	7,416	29,000
Drilling fund	—	(3,366)
MSA Agreement	—	(850)
Interest expense (cash)	2,491	10,545

Distributable Cash	$8,108	$39,542

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	impairment of long-lived assets;

•	(gain) loss on sale of assets;

•	(gain) loss from equity investment;

•	long-term incentive plan expense;

•	accretion of asset retirement obligation;

•	unrealized (gain) loss on natural gas derivatives; and

•	realized loss (gain) on cancelled natural gas derivatives
(2)	Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.